                                                                      EXHIBIT 11



               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 Three Months Ended                  Nine Months Ended
                                                                    December 31,                       December 31,
                                                           ----------------------------       -----------------------------
                                                               1997              1996            1997               1996
                                                           ----------        ----------       ----------         ----------
Net income                                                 $    4,138        $    3,364       $   11,836         $    9,360
                                                           ==========        ==========       ==========         ==========

Weighted average common shares
   outstanding:
     Basic (1)                                                 13,632            12,970           13,530             12,904
                                                           ==========        ==========       ==========         ==========
     Diluted (1)                                               14,308            13,834           14,260             13,832
                                                           ==========        ==========       ==========         ==========

Net income per common share:
     Basic                                                 $     0.30        $     0.26       $     0.87         $    0.73
                                                           ==========        ==========       ==========         =========
     Diluted                                               $     0.29        $     0.24       $     0.83         $    0.68
                                                           ==========        ==========       ==========         =========


Calculation of weighted average common
   shares outstanding:

Basic weighted average of common stock
   outstanding (1)                                             13,362            12,970           13,530             12,904

Weighted average common stock options,
   utilizing the treasury stock method (1)(2)                     676               864              730                928
                                                           ----------        ----------       ----------         ----------

Diluted weighted average common stock
   outstanding (1)                                             14,308            13,834           14,260             13,832
                                                           ==========        ==========       ==========         ==========


(1) On February 5, 1998, the Company's Board of Directors approved a stock split which provides for each holder of common stock to receive 1 additional share for each share held (the "2 for 1 Stock Split"). The weighted average common stock calculations have been adjusted to reflect the 2 for 1 Stock Split.

(2) Utilizing the weighted average stock price of $38.41 and $37.90 per share for the three and nine months ended December 31, 1997, respectively, and the weighted average stock price of $38.18 and $39.40 per share for the three and nine months ended December 31, 1996, respectively.